As filed with the Securities and Exchange Commission on May 29, 2015
Registration No.333- _
SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 _____________________________
FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ________________________________
CENTRAL VALLEY COMMUNITY BANCORP
(Exact Name of Registrant as Specified in its Charter)
California (State or Other Jurisdiction of Incorporation or Organization)		77-0539125 (I.R.S. Employer Identification No.)

7100 N. Financial Drive, Suite 101 Fresno, California 93720 (559) 298-1775
(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Central Valley Community Bancorp 2015 Omnibus Incentive Plan

(Full Title of Plan)

JAMES M. FORD, PRESIDENT AND CHIEF EXECUTIVE OFFICER 7100 N. Financial Drive, Suite 101 Fresno, California 93720 (559) 298-1775
(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:
	James K. Dyer, Esq. Downey Brand LLP 3425 Brookside Road, Suite A Stockton, CA 95219 Telephone: (209) 472-3916 Facsimile: 209-472-3917
__________________________
CALCULATION OF REGISTRATION FEE
Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock	875,000	$10.92	$9,555,000	$1,110.29

(1) The registrant hereby registers shares issuable pursuant to the exercise of options or other equity grants made under the Central Valley Community Bancorp 2015 Omnibus Incentive Plan, plus such indeterminate number of ordinary shares as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933.

(2) Computed solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the ordinary shares of Central Valley Community Bancorp as quoted on the Nasdaq Capital Market on May 27, 2015.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

Central Valley Community Bancorp (“Central Valley”) hereby incorporates by reference the documents listed below.

Central Valley’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed March 16, 2015;

Central Valley’s Report on Form 10-Q filed May 11, 2015; and

Reports on Form 8-K filed on January 9, 2015, January 27, 2015, January 30, 2015, February 17, 2015, March 23, 2015, April 15, 2015, April 27, 2015, and May 21, 2015 (two reports), and all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the last annual report on Form 10-K.

The description of Central Valley’s ordinary shares contained in Central Valley’s Registration Statement on Form S-8 Registration No. 333-50276, filed November 20, 2000.

All documents subsequently filed by Central Valley pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post effective amendment which indicates that all shares offered hereby have been sold or which deregisters all then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 317 of the California Corporations Code authorizes a court to award, or a corporation’s board of Directors to grant, indemnity to directors, officers, employees and other agents of the corporation in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 as amended.

Article VI. of the Articles of Incorporation of Central Valley provides for indemnification of agents including directors, officers and employees, through bylaws, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code. Article V. of Central Valley’s Articles of Incorporation further provides for the elimination of director liability for monetary damages to the maximum extent allowed by California law.

Section 48 of Central Valley’s Bylaws provides that Central Valley shall indemnify its “agents”, as defined in Section 317 of the California Corporations Code, to the full extent permitted by said Section, as amended from time to time, or as permitted by any successor statute to said Section.

Central Valley maintains insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not Central Valley would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of Central Valley’s Bylaws.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

5.1	Opinion re: Legality

23.1	Consent of Counsel is included with the opinion re legality as Exhibit 5.1 to the Registration Statement.

23.2	Consent of Crowe Horwath LLP

24.1	Power of attorney

99.1
Central Valley Community Bancorp 2015 Omnibus Incentive Plan, a copy of which appears as Appendix A to the Central Valley definitive proxy statement filed April 13, 2015, and which is hereby incorporated by reference.

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fresno, California, on May 20, 2015.

Central Valley Community Bancorp

By:	/s/ James M. Ford	Date: May 20, 2015
James M. Ford,
President and Chief Executive Officer and Director (principal executive officer)

By:	/s/ David A. Kinross	Date: May 20, 2015
David A. Kinross,
Executive Vice President and Chief Financial Officer
(principal accounting officer and principal financial officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated. Each of the undersigned hereby authorizes each of James M. Ford, David A. Kinross and Daniel J. Doyle, acting alone, to act as attorney-in-fact with respect to the filing of any amendments to this registration statement on Form S-8.

By:	/s/ Daniel J. Doyle	Date: May 20, 2015
Daniel J. Doyle,
Chairman of the Board and Director

By:	/s/ Daniel N. Cunningham	Date: May 20, 2015
Daniel N. Cunningham,
Lead Independent Director

By:	/s/ Sidney B. Cox	Date: May 20, 2015
Sidney B. Cox, Director

By:	/s/ Edwin S. Darden	Date: May 20, 2015
Edwin S. Darden, Director

By:	/s/ F.T. “Tommy” Elliott, IV	Date: May 20, 2015
F.T. “Tommy” Elliott, IV, Director

By:	/s/ Steven D. McDonald	Date: May 20, 2015
Steven D. McDonald, Director

By:	/s/ Louis McMurray	Date: May 20, 2015
Louis McMurray, Director

By:	/s/ William S. Smittcamp	Date: May 20, 2015
William S. Smittcamp, Director

By:	/s/ Joseph B. Weirick	Date: May 20, 2015
Joseph B. Weirick, Director

EXHIBIT INDEX

5.1	Opinion re: Legality

23.1	Consent of Counsel is included with the opinion re legality as Exhibit 5.1 to the Registration Statement.

23.2	Consent of Crowe Horwath LLP

24.1	Power of attorney (contained in the signature page to this Registration Statement on Form S-8)

99.1
Central Valley Community Bancorp 2015 Omnibus Incentive Plan, a copy of which appears as Appendix A to the Central Valley definitive proxy statement filed April 13, 2015, and which is hereby incorporated by reference.

Exhibit 5.1

[Downey Brand LLP letterhead]

Downey Brand LLP
3425 Brookside Road, Suite A
Stockton, CA 95219

May 28, 2015

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549-1004

Re:    Central Valley Community Bancorp
Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the registration statement on Form S-8 (the “Registration Statement”), to be filed by Central Valley Community Bancorp, a California corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 875,000 of the Company’s common stock (the “Shares”) to be issued upon the exercise of share options granted under the Company’s 2015 Omnibus Incentive Plan (the “2015 Plan”).

We have examined the corporate records and documents of the Company as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, the Shares being registered pursuant to the Registration Statement have been duly authorized and, when issued and paid for in accordance with the terms of the 2015 Plan, will be validly issued, fully paid and non-assessable.

We consent to filing of this opinion as an exhibit to the Registration Statement. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

DOWNEY BRAND LLP

/s/ Downey Brand

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Central Valley Community Bancorp of our report dated March 16, 2015 related to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Central Valley Community Bancorp for the year ended December 31, 2014.

/s/ Crowe Horwath LLP

Sacramento, California
May 29, 2015